Exhibit 99.1

For Immediate Release:	Timothy H. Schott Chief Financial Officer (914) 921 8351 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.
Reports Second Quarter Results

-	June quarter-end Book Value was a record $42.21 per share vs. $41.22 at March 31, 2021

-	AUM increased to $1.6 billion at June 30, 2021 vs. $1.5 billion at March 31, 2021

Greenwich, CT, August 4, 2021 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the second quarter ended June 30, 2021.

Financial Highlights
($'s in 000's except AUM and per share data)

(Unaudited)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
AUM - end of period (in millions)	$1,611	$1,305	$1,611	$1,305
AUM - average (in millions)	1,570	1,355	1,496	1,516

Revenues	2,489	2,067	4,814	5,029
Operating Loss	(10,411)	(3,661)	(16,776)	(4,301)
Investment and other non-operating income, net	48,615	52,837	79,297	(47,254)
Income before income taxes	38,204	49,176	62,521	(51,555)

Net income/(loss) to shareholders
Continuing operatings, net of NCI	29,716	35,499	48,271	(37,625)
Discontinued Operations , net of NCI	-	(262)	-	(493)
Net income/(loss)	29,716	35,237	48,271	(38,118)
Net income/(loss) per share-diluted	$1.34	$1.57	$2.18	$(1.70)

Shares outstanding at June 30, (thousands)	22,101	22,363	22,101	22,363
Book Value Per Share at June 30	$42.21	$38.09	$42.21	$38.09

Second Quarter Results

-
Net income for the quarter was $29.7 million compared to $35.2 million in last year’s second quarter. Net income for the first half ended June 30, 2021 was $48.3 million compared to a loss of $(38.1) million in 2020.

-
Earnings per share for the quarter was $1.34 per share, a $(0.23) per share swing from $1.57 per share in the year ago second quarter. Earnings per share for the year to date period ended June 30, 2021 was $2.18 per share, a $3.88 per share increase from the comparable 2020 period.

-
Our investment portfolio, largely reflecting mark-to-market gains, generated non-operating income of $48.6 million in the quarter versus $52.8 million in the prior year’s second quarter. For the first six months, non-operating income was $79.3 million in 2021 and a loss of $(47.3 million) in 2020.

-	At June 30, 2021 the book value was $42.21 per share versus $41.22 at March 31, 2021 and $40.36 per share at December 31, 2020.

-	Assets under management ended the quarter at $1.61 billion compared to $1.49 billion at March 31, 2021, $1.35 billion at December 31, 2020 and $1.31 billion at June 30, 2020.

Gabelli Value Plus+ Trust – August 2021 Update

On July 12, 2020, the U.K.-based Gabelli Value Plus+ Trust held a continuation vote. The Board, influenced by activists in both the U.K. and the U.S., wanted to liquidate. Associated Capital held 26.9 million shares and, as the largest shareholder of the Trust, informed the board that it would vote against a dissolution of the Fund as we believed the investment holdings would generate positive returns. From July 1, 2020 through June 30, 2021, the Fund appreciated 63.1% in dollar terms. Associated Capital’s $36.5 million investment increased by nearly $24 million over the last 12 months to $60.5 million market value. At the July 2021 liquidation vote, Associated Capital abstained. The fund is now being liquidated and Associated Capital will receive approximately 3/4 of its investment in August and substantially all of the remaining balance in the fourth quarter 2021.

Gabelli Value Plus+ Trust

Period	NAV (£)	% Return (£)	NAV ($)	% Return ($)
7/1/2020	1.18		1.48

6/30/2021	1.75	47.5%	2.41	63.1%

Second Quarter Overview

Second quarter revenue was $2.5 million, or $0.4 million higher than the $2.1 million in revenue for the second quarter of 2020, largely due to higher AUM.  Operating expenses were $12.9 million in the second quarter 2021, an increase of $7.2 million from the comparable 2020 period primarily driven by increases in management fee expense of $4.3 million and variable performance-based compensation expense of $1.9 million.

Net investment and other non-operating income was $48.6 million for the quarter, a $4.2 million decrease from the $52.8 million generated by last year’s recovery from the market’s first quarter COVID-19 sell off.

Our provision for income taxes was $9.0 million for the quarter compared to $11.2 million in the comparable period of 2020.

The increase in book value per share is driven largely by changes in mark to market values, partially offset by the impact of accretion of redeemable non-controlling interest. The accretion impact is expected to be temporary and will reverse in the near future.

Direct Investing and Acquisitions

Direct Investing

We launched our direct private equity and merchant banking activities in August 2017. They are developing along three core pillars; the first is Gabelli Private Equity Partners, LLC (“GPEP”), with $150 million of authorized capital as a “fund-less” sponsor. Secondly, we added Gabelli Special Purpose Acquisition Vehicles (“SPAC”), commencing in 2018 with the launch of the Gabelli Value for Italy S.p.a., a general sector SPAC (VALU) that was listed on the London Stock Exchange’s Borsa Italiana AIM segment. VALU successfully canvassed private company opportunities generating European deal flow to the group. Following this success, we are pursuing US listed SPACs with sector based specializations. Finally, Gabelli Principal Strategies Group, LLC. (“GPS”) is in place to pursue strategic operating initiatives broadly. Our Direct Investing efforts are organized to invest in various ways, including growth capital, leveraged buyouts and restructurings, with an emphasis on small and mid-sized companies. Our investment sourcing is across a variety channels including direct owners, private equity funds, classic agents, and corporate carve outs, (which are positioned for accelerated growth, as businesses seek to enhance shareholder value through financial engineering.) The Company’s direct investing vehicles allow us to acquire companies and create long-term value with no pre-determined exit timetable. The SPAC vehicles leverage our capital markets expertise and act to expand deal flow in target industries. The Company is introducing additional SPACs in the near term to extend our direct investing efforts.

Acquisitions

Associated Capital Group’s plan is to use its capital to focus on private equity and to a lesser degree, late stage venture capital. AC plans remain to focus on pursuing acquisitions with a broad range of targets including private companies and subsidiaries of public companies, using an array of structures to accomplish our objectives, including SPACs.

In September 2020, AC completed the $175 million initial public offering of its special purpose acquisition corporation, PMV Consumer Acquisition Corp. (NYSE:PMVC).

PMV Consumer Acquisition Corp. (“PMV”) was created to pursue an initial business combination following the consumer globally with companies having an enterprise valuation in the range of $200 million to $3.5 billion.

Pursuant to Accounting Standards Codification (“ASC”) 810 Consolidation, AC has a controlling financial interest in PMV. Accordingly, PMV has been included in the consolidated statement of financial condition of AC. At June 30, 2021, AC’s total assets of $1.2 billion include $177 million of assets relating to the consolidation of PMV. In addition to PMV, there are several other investment funds that are consolidated within the financial statements due to AC having a controlling financial interest.

Assets Under Management (AUM)

Assets under management at June 30, 2021 were $1.6 billion, up $260 million from year-end 2020 due to net inflows of $185 million and $75 million in market appreciation.

	June 30, 2021	December 31, 2020	June 30, 2020
(in millions)
Event Merger Arbitrage	$1,364	$1,126	$1,147
Event-Driven Value	201	180	104
Other	46	45	54
Total AUM	$1,611	$1,351	$1,305

Alternative Investment Management

•	Event-Driven Asset Management

The alternative investment strategies focus on fundamental, active, event-driven special situations and merger arbitrage which has an absolute return focus to generate returns in excess of short term Treasury Bills. For the second quarter 2021, merger arbitrage generated gross returns of 3.5% (2.6% net of fees), for the year to date period, gross returns were 7.9% (5.9% net of fees), adding to the historical record of positive net returns in 34 of the last 36 years. A summary of our performance by strategy is as follows:

Performance*	1 Year	3 Year	5 Year	10 Year	15 Year	Inception**
Merger Arb
Net	14.58	6.53	5.54	4.32	4.51	7.41
Gross	19.16	9.24	7.99	6.45	6.71	10.45

Event Driven
Net	23.90	2.83	4.02	3.32	3.47	7.31

Other
Credit (Net)	14.14	6.15	5.28	5.19	--	6.05
Medical (Net)	22.59	8.06	4.51	4.28	4.29	4.37

*All performance is net of fees and expenses, unless otherwise noted. Performance shown for flagship funds in these strategies. Other fund performance in these stategies may vary. Performance is no guarantee of future results.

**Inception Date: Merger Arb - Feb-85, Event Driven - Jan-87, Credit - Jan-07, Medical - Jan-06

 Global mergers and acquisitions activity remained vibrant in the second quarter with $1.6 trillion in announced deals, a new record. This brings global deal volume in the first half to $2.8 trillion, also a record for the first half and an increase of 131% compared to 2020 levels. Dealmaking in the U.S. was particularly strong in the first half at $1.3 trillion, accounting for 47% of worldwide M&A and an increase of 249% compared to the first half of 2020. Market conditions are conducive for continued strength in M&A including historically low interest rates, an accommodative debt market, substantial dry powder held by private equity firms and management teams looking to better compete in an evolving global marketplace.

The strategy is offered domestically through partnerships as well as to institutional investors.  Internationally, the strategy is offered through a number of vehicles, including EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Shareholder Dividends and Buybacks

At its meeting on May 5, 2021 the Board of Directors declared a semi-annual dividend of $0.10 per share paid on June 29, 2021 to shareholders of record on June 15, 2021.

During the second quarter, AC repurchased approximately 54,000 Class A shares at an average investment of $35.06 per share for a total outlay of $1.9 million.

Since our spin-off from GBL on November 30, 2015, AC has returned $152.2 million to shareholders through share repurchases and exchange offers, reducing its outstanding shares by 3.4 million shares, in addition to paying dividends of $25 million, including the tax-free distribution of Morgan Group Holdings (MGHL) on August 5th 2020.

At June 30, 2021, there were 3.1 million Class A shares and 19.0 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business long term plan has three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The management fee is calculated based on the year to date income before management fee and income taxes.

The reconciliation of operating loss to operating loss before management fee expense (non-GAAP) is provided below.

	Year-to-date
(In thousands)	2021	2020

Operating loss before management fee	$(9,793)	$(4,301)

Add: management fee expense	(6,983)	-

Operating loss	$(16,776)	$(4,301)

 Table I

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	June 30, 2021	December 31, 2020	June 30, 2020

ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$344,264	$383,962	$69,959
Investments in securities and partnerships (a)	555,479	495,579	758,187
Investment in GAMCO stock (2,516,275, 2,756,876 and 2,931,791 shares, respectively)	63,159	48,907	39,022
Receivable from brokers (a)	38,310	24,677	18,399
Deferred tax assets	-	2,207	10,710
Other receivables	10,256	15,273	1,717
Other assets (a)	21,407	28,900	22,431
Investments in marketable securities held in trust (a)	175,076	175,040	-
Assets of discontinued operations	-	-	6,199

Total assets	$1,207,951	$1,174,545	$926,624

LIABILITIES AND EQUITY

Payable to brokers	$12,234	$6,496	$7,213
Income taxes payable, including deferred tax liabilities, net	14,370	9,746	-
Compensation payable	17,018	18,567	6,064
Securities sold short, not yet purchased (a)	16,466	17,571	9,833
Accrued expenses and other liabilities (a)	5,196	7,823	2,695
Deferred underwriting fee payable (a)	6,125	6,125	-
PMV warrant liability	7,508	-	-
Liabilities of discontinued operations	-	-	954
Sub-total	78,917	66,328	26,759

Redeemable noncontrolling interests (a)	196,569	206,828	47,178

Total equity	932,465	901,389	852,687

Total liabilities and equity	$1,207,951	$1,174,545	$926,624

(a) Includes amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote D of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended June 30, 2021 for more details on the impact of consolidating these entities.

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
6          8
	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Investment advisory and incentive fees	$2,388	$1,858	$4,613	$4,558
Other revenues	101	209	201	471
Total revenues	2,489	2,067	4,814	5,029

Compensation	5,023	3,148	8,891	5,380
Other operating expenses	3,557	2,580	5,716	3,950
Total expenses	8,580	5,728	14,607	9,330

Operating loss before management fee	(6,091)	(3,661)	(9,793)	(4,301)

Investment gain	42,306	51,685	73,627	(50,404)
Interest and dividend income from GAMCO	5,127	59	5,181	118
Interest and dividend income, net	1,621	1,091	2,665	3,257
Shareholder-designed contribution	(439)	2	(2,176)	(225)
Investment and other non-operating income, net	48,615	52,837	79,297	(47,254)

Income before management fee and income taxes	42,524	49,176	69,504	(51,555)
Management fee	4,320	-	6,983	-
Income before income taxes	38,204	49,176	62,521	(51,555)
Income tax expense/(benefit)	9,020	11,241	14,610	(12,421)
Income from continuing operations, net of taxes	29,184	37,935	47,911	(39,134)
Income/(loss) from discontinued operations, net of taxes	-	(262)	-	(493)
Income/(loss) before noncontrolling interests	29,184	37,673	47,911	(39,627)
Income attributable to noncontrolling interests	(532)	2,436	(360)	(1,509)
Net income attributable to Associated Capital Group, Inc.	$29,716	$35,237	$48,271	$(38,118)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic- Continuing operations	$1.34	$1.58	$2.18	$(1.68)
Basic- Discontinued operations	-	(0.01)	-	(0.02)
Basic - Total	$1.34	$1.57	$2.18	$(1.70)

Diluted- Continuing operations	$1.34	$1.58	$2.18	$(1.68)
Diluted - Discontinued operations	-	(0.01)	-	(0.02)
Diluted - Total	$1.34	$1.57	$2.18	$(1.70)

Weighted average shares outstanding:
Basic	22,118	22,378	22,169	22,410
Diluted	22,118	22,378	22,169	22,410

Actual shares outstanding - end of period	22,101	22,363	22,101	22,363

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.